EXHIBIT 10.15.9
Fiscal Year [20_ _ ] Restricted Stock Units Grant
Terms and Conditions
          You have received an Award of Restricted Stock Units (the “RSUs”) under the Monsanto Company [20_ _] Long-Term Incentive Plan, as amended (the “Plan”). The Grant Date and the number of RSUs covered by this Award are set forth in the document you received entitled “Fiscal [20_ _] Long-Term Incentive Statement.” The Fiscal [20_ _] Long-Term Incentive Statement and these terms and conditions collectively constitute the Award Certificate for the RSUs, and describe the provisions applicable to the RSUs.
     1. Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Fiscal [20_ _] Long-Term Incentive Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.
     2. Nature of RSUs. The RSUs represent the right to receive, in certain circumstances, a number of Shares determined in accordance with the Fiscal [20_ _] Long-Term Incentive Statement and these terms and conditions. Until such time (if any) as Shares are delivered to you, you will not have any of the rights of a common stockholder of the Company with respect to those Shares, your rights with respect to the RSUs and those Shares will be those of a general creditor of the Company, and you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of the RSUs. Without limiting the generality of the foregoing, you shall have no voting or dividend equivalent rights with respect to the RSUs. Any attempt on your part to dispose of the RSUs will result in their being forfeited.
     3. Vesting Schedule. The RSUs shall vest on November 15, [20__] (the “Scheduled Vesting Date”), except as provided in Sections 4 and 5 below.
     4. Effect of Termination of Service. (a) If you experience a voluntary Termination of Service before the later of (i) your 55th birthday and your completion of five years of service with the Company and any of its Subsidiaries and Affiliates and (ii) the first anniversary of the Grant Date, all unvested RSUs shall immediately be forfeited. If you experience a voluntary Termination of Service on or after the later of (x) your 55th birthday and your completion of five years of service with the Company and any of its Subsidiaries and Affiliates and (y) the first anniversary of the Grant Date (any such Termination of Service, a “Retirement Event”), all outstanding RSUs shall immediately vest, and the Shares shall be delivered in accordance with Section 6, generally on or after November 15, [20_ _].
     (b) If you experience a Termination of Service as a result of death or Disability prior to the first anniversary of the Grant Date, all unvested RSUs shall immediately be forfeited. If you experience a Termination of Service as a result of death or Disability on or after the first anniversary of the Grant Date, all outstanding RSUs shall immediately vest, and the Shares shall be delivered in accordance with Section 6, generally on or after November 15, [20_ _].
     (c) If you experience a Termination without Cause prior to the first anniversary of the Grant Date, all unvested RSUs shall immediately be forfeited. If you experience a Termination without Cause on or after the first anniversary of the Grant Date, that number of unvested RSUs equal to the number of unvested RSUs multiplied by the Vesting Fraction (determined as set forth below) shall immediately vest, and any remaining unvested RSUs shall immediately be forfeited. For purposes of this paragraph, if you experience a Termination without Cause on or after the first anniversary of the Grant Date (i) either (x) on or after your 55th birthday and your completion of five years of service with the Company and any of its Subsidiaries and Affiliates, or (y) due to a job-elimination program or divestiture of the Affiliate or Subsidiary of the Company by which you are employed, the Vesting Fraction shall equal one, and (ii) under any other circumstances, the Vesting Fraction shall be equal to a fraction, the numerator of which is the number of days from the Grant Date through the date of your involuntary Termination of Service, and the denominator of which is the number of days from the Grant Date through the Scheduled Vesting Date, provided, however, that in the event the product of the number of unvested RSUs multiplied by the Vesting Fraction is not a whole number, the number of RSUs that shall vest shall be rounded up to the next whole number. Delivery of Shares shall be made in accordance with Section 6, generally on or after November 15, [20_ _].
     (d) If you experience a Termination for Cause, all unvested RSUs shall immediately be forfeited.
     5. Change in Control. The provisions of this Section 5 shall govern vesting of this Award upon a Change of Control, notwithstanding the provisions of Section 11.17 of the Plan.
     (a) Upon the occurrence of a Change of Control, notwithstanding any other provision of this Award, the RSUs shall vest in full, except to the extent that another award meeting the requirements of Section 5(b) is provided to you to replace this Award (any award meeting the requirements of Section 5(b), a “Replacement Award”). In the event that no Replacement Award is so provided to you, this Award shall be converted into a cash account (based on the number of RSUs as of the date of the Change of Control and the value per Share as of the Change of Control), which shall accrue interest at the applicable federal short-term rate provided for in Section 1274(d)(1)(A) of the Code, and be settled in accordance with Section 6 below. For clarity, such account shall be fully vested as of the Change of Control, in no event shall the amount of such account be increased or decreased as a result of the circumstances of a subsequent Termination of Service.
     (b) An award shall meet the conditions of this Section 5(b) (and hence qualify as a Replacement Award) if: (i) it is a restricted stock unit in respect of publicly traded equity securities of the Company or the surviving corporation following the Change of Control, (ii) it has a value at least equal to the value of the RSUs subject to this Award as of the date of the Change of Control, (iii) it contains terms relating to vesting (including with respect to

Termination of Service) that are substantially identical to those of this Award, and (iv) its other terms and conditions are not less favorable to you than the terms and conditions of this Award as of the date of the Change of Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of this Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the RSUs shall not vest upon the Change of Control. The determination of whether the conditions of this Section 5(b) are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
     (c) If you experience (x) a Termination without Cause or (y) a termination under circumstances entitling you to severance benefits under a constructive termination provision (including, without limitation, a “good reason” provision or a constructive “involuntary termination” provision) of an agreement, plan or program covering you, in either case, at any time following a Change of Control, the applicable Replacement Award shall vest in full, and the Shares shall be delivered in accordance with Section 6.
     6. Delivery of Shares. The Company shall deliver to you a number of Shares equal to the number of RSUs (if any) that vest pursuant to this Award (except that in the event of settlement following conversion of this Award into a cash account pursuant to Section 5(a), delivery shall be in cash), subject to withholding as provided in paragraph 7 below. Such delivery shall take place as soon as practicable, but in no event more than 90 days, after the Scheduled Vesting Date. Notwithstanding any other provision of this Award, with respect to a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code and that occurs during the two-year period following a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such delivery shall take place as soon as practicable following the date of the applicable Termination of Service. Nothing in this Award Certificate, including Section 5, shall preclude the Company from settling upon a Change of Control the Award if it is not replaced by a Replacement Award, to the extent effectuated in accordance with Treas. Regs. § 1.409A-3(j)(ix).
     7. Withholding. Notwithstanding any other provision of this Award Certificate, your right to receive Shares in settlement of any RSUs is subject to withholding of all taxes that are required to be paid or withheld in connection with the delivery of those Shares. Unless the Committee determines otherwise, withholding of taxes in connection with the delivery of Shares in settlement of the RSUs shall be satisfied by withholding by the Company of that number of whole Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld.
     8. No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Subsidiary or Affiliate to terminate your employment or service at any time or for any reason.
     9. Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or enforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.
     10. Amendment. The terms and conditions of this Award Certificate may not be amended in any manner adverse to you without your consent.
     11. Plan Interpretation. Except as otherwise provided herein, this Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate as provisions of the RSUs. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern (except as provided otherwise in this Award Certificate). If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law, as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the RSUs in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.

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